Exhibit 6.1

Execution Version

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (this “Agreement”) is dated as of October 23, 2019 by and between JAMESTOWN INVEST MANAGER, L.P., a Delaware limited partnership (together with its successors and assigns, the “Manager”) and JAMESTOWN, L.P., a Georgia limited partnership (the “Sub-Advisor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement (the “Company Agreement”) of JAMESTOWN INVEST 1, LLC (the “Company”) dated October 23, 2019, as it may be amended from time to time.

W I T N E S S E T H:

WHEREAS, the Manager is to provide asset management services to the Company in accordance with the terms of the Company Agreement; and

WHEREAS, the Manager now desires to engage the Sub-Advisor as its delegate, to perform services on behalf of the Company, and the Sub-Advisor is willing and able to provide such services in accordance with and subject to the terms and conditions set forth in this Agreement and the Company Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be bound by the terms and provisions hereof as follows:

1. Appointment of Sub-Advisor

The Manager hereby appoints the Sub-Advisor as its delegate to act as the asset manager to the Company. The Sub-Advisor accepts such appointment and agrees to render asset management services that would otherwise be performed by the Manager pursuant to the Company Agreement for the compensation herein provided.

2. Duties of Sub-Advisor

The Sub-Advisor shall perform its sub-advisory services in accordance with the obligations of the Manager under the Company Agreement and in accordance with its obligations hereunder.

3. Remuneration

In consideration for services to be provided by the Sub-Advisor hereunder, the Manager shall pay to the Sub-Advisor, and the Sub-Advisor shall be entitled to receive from the Manager an annual sub-advisory fee in the amount of the Asset Management Fee payable to the Manager pursuant to the Company Agreement, less any costs and expenses of the Manager which are not properly reimbursable to the Manager in accordance with the Company Agreement. In the case of Operating Expenses which are properly reimbursable to the Manager, the Manager shall request reimbursement for such Operating Expenses and to the extent that such Operating Expenses were satisfied by advances from the Sub-Advisor, transfer such reimbursed amounts to the Sub-Advisor.

Execution Version

4. Term and Termination; Amendment; Assignment

(a) This Agreement shall become effective on the date hereof and shall remain in full force and effect until (i) the Manager is Removed pursuant to Section 5.18 of the Company Agreement or (ii) this Agreement is terminated by the Manager upon 30 days’ prior written notice to the Sub-Advisor.

(b) Any amendment to this Agreement shall be in writing and signed by the Manager and the Sub-Advisor.

(c) This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

5. Indemnification

The Sub-Advisor shall indemnify, hold harmless and defend the Manager and its members and employees against any costs, losses, judgments, liabilities, expenses (including attorney’s fees and expenses) sustained by the Manager and resulting from the Sub-Advisor’s gross negligence, willful misconduct or fraud as determined by a final order of a court of competent jurisdiction; provided, however, that the Sub-Advisor shall have no obligation to indemnify the Manager for any costs, losses, judgments, liabilities and expenses of the Manager for which the Manager receives indemnification from the Company. The terms and provisions of this Section 5 shall survive the termination of this Agreement.

6. Notices

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed to the Sub-Advisor or the Manager, as the case may be, at 675 Ponce de Leon Avenue NE, 7th Floor, Atlanta, Georgia 30308.

7. Headings

The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

8. Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

9. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10. Severability

If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and enforceable to the fullest extent permitted by law.

Execution Version

11. Survival

The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

12. Waiver

Neither party’s waiver of the other’s breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition in this Agreement.

1 3. Entire Agreement

This Agreement, together with attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no promises or other agreements, oral or written, express or implied, between them other than as set forth in this Agreement.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MANAGER:

Jamestown Invest Manager, L.P.

By:	Jamestown Properties Corp., its general
partner

By:	/s/ Matt Bronfman
Matt Bronfman President

SUB-ADVISOR:

Jamestown, L.P.

By:	Jamestown Properties Corp., its general
partner

By:	/s/ Matt Bronfman
Matt Bronfman President

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